Exhibit 10.1
EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is entered into as of April 2, 2007, but to be effective as of April 16, 2007 (the "Effective Date"), by and between Internap Network Services Corporation (the "Company" or "Internap") and Vincent Molinaro ("Executive") (collectively the "Parties").

1. Position and Duties. Executive shall serve as Chief Operating Officer for the Company, with such duties, authorities and responsibilities as are commensurate with such position. Executive shall work from the Company’s offices in Atlanta, Georgia.

2. Base Salary. Executive shall receive an annual base salary of $350,000 ("Base Salary"). Payment of Base Salary shall be subject to standard payroll tax withholdings and deductions. Executive's Base Salary shall be paid semi-monthly in accordance with the Company's standard payroll practices. Executive's Base Salary may be increased from time to time by the Company's Chief Executive Officer (“CEO”) and in consultation with the Company's Board of Directors or the Compensation Committee of such Board of Directors (in either case, the "Board") in their sole and absolute discretion.

3. Performance-Based Bonus. Executive will be eligible to participate in Internap’s annual incentive bonus plan as in effect for any calendar year during the Term ("Incentive Plan"). Executive’s entitlement to a bonus under the Incentive Plan will be based on the Company’s achievements of its goals and Executive’s individual performance, as determined by the Company or the Board, as the case may be, in their sole and absolute discretion. Executive’s initial bonus opportunity under the Incentive Plan will be up to 50% of Executive’s annual Base Salary, subject to the terms and conditions of the Incentive Plan and pro-rated for the length of your employment during the applicable Incentive Plan year.

4. One-time Signing Bonus. The Company will make a one-time signing bonus payment to Executive in the total amount of $20,000, which shall be payable in twelve (12) equal monthly installments during the course of Executive’s first year of employment. The one-time signing bonus payment under this Section 4 will not be considered as part of Executive’s Base Salary, bonus potential under the Incentive Plan or other compensation programs or severance amounts. Notwithstanding anything to the contrary contained in this Agreement, if Executive voluntarily terminates his employment with the Company without Good Reason (as defined below) within twelve (12) months from the Effective Date, Executive shall immediately repay to the Company the full amount of this one-time signing bonus that has theretofore been paid to Executive.

5. Equity Compensation. The Company and Executive acknowledge that the CEO shall recommend to the Board that the Company issue to Executive 125,000 restricted shares of the Company’s common stock, which, if approved by the Board, shall vest in annual increments of 25% commencing on the first anniversary of the date of issuance, subject to the terms and conditions of the relevant equity compensation plan(s) and related restricted stock agreement(s) (the "Restricted Shares").

6. Employee Benefits. Executive shall be entitled to participate in all employee benefit, welfare and other plans and programs generally applicable to employees of the Company. Except as provided herein, the Company reserves the right to modify Executive’s benefits from time to time, as it deems necessary in its sole and absolute discretion, so long as Executive continues to receive healthcare and life insurance benefits that are comparable to other similarly situated employees.

7. Vacation. Executive shall accrue twenty (20) days of combined vacation/sick leave annually. Executive also shall receive three (3) personal days each year. Executive shall have the right to carry over unused vacation from any one-year period to any other subsequent one-year period.

8. Relocation. Executive shall have a budget of (i) up to $100,000, including the tax gross-up that will be required, to be used for his relocation for expenses under Internap’s Domestic Relocation Program Benefits attached hereto as Exhibit A (the “Relocation Program”) other than for expenses set forth in Section 3.8 and 3.8-1 of the Relocation Program and (ii) up to $50,000 to be used for expenses set forth in Sections 3.8 and 3.8-1 of the Relocation Program, all such expenses subject to the terms of the Relocation Program that sets forth the relocation terms and dollar limits applicable to Executive’s circumstances. Notwithstanding anything to the contrary contained in this Agreement, if Executive voluntarily terminates his employment with the Company without Good Reason within 12 months from the date of relocation, Executive shall promptly repay the Company the amount of all relocation expenses paid by the Company associated with Executive’s relocation to the Atlanta area no later than 30 days after such termination date.

9. Nature of Employment. Executive’s employment with the Company shall be at-will. Both Executive and the Company shall have the right to terminate the employment relationship at any time, with or without cause, and with or without advance notice.

10. Severance Payments. Upon Executive’s involuntary termination of employment by the Company without Cause (as defined below), Executive shall receive a cash severance payment equal to Executive’s then-current annual Base Salary. Payment of the severance amount set forth in this Section 10 shall be subject to standard payroll tax withholdings and deductions.

Upon Executive's involuntary termination of employment without Cause, all of Executive's unvested Restricted Shares, if any, shall cease vesting and shall be subject to repurchase and/or termination in accordance with the terms of the applicable restricted stock agreement. Notwithstanding anything contained herein to the contrary, Executive shall not be entitled to any benefits or rights under this Section 10 if Executive also is eligible for payments and/or benefits under Section 11 hereof.

11. Change in Control Payments and Acceleration. If (i) a Change of Control (as defined below) occurs on or before the first anniversary of the Effective Date or (ii) Executive’s employment is involuntarily terminated by the Company without Cause or Executive voluntary terminates his employment for Good Reason, in either case within 12 months after a Change in Control, then (x) the Company shall pay Executive a cash severance payment equal to one and one-half (1.5) times the sum of Executive’s then-current annual Base Salary plus the maximum target Bonus under the Incentive Plan and (y) all of Executive’s unvested Restricted Shares, if any, shall become fully vested and free of restrictions.

Payment of the payments set forth in this Section 11 shall be subject to standard payroll tax withholdings and deductions.

If Executive is terminated pursuant to Section 11(ii) above, then Executive will continue to receive the healthcare and life insurance coverages in effect on his date of termination for twenty-four (24) months after the date of termination pursuant to this Section 11 just as if he had remained an active employee of the Company, subject to Executive paying the customary employee portion of such coverages, provided that if the Company cannot continue to cover Executive under its plans, the Company will separately provide Executive with comparable coverages (the Company’s obligation to pay the premiums of such comparable coverages shall not exceed the amount the Company paid on behalf of Executive for the healthcare and life insurance coverages the Company provided to Executive in the month immediately preceding Employee’s termination (the “Monthly Coverage Limitation Amount”)) or pay Executive in a lump sum the costs of such coverages (subject to the Monthly Coverage Limitation Amount).

For purposes of this Agreement, "Change in Control" shall mean the happening of any of the following events:

(i) An acquisition by any individual, entity or group (within the meaning of Section 13 (d) (3) or 14 (d) (2) of the Exchange Act) (an "Entity") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section;

(ii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided, further however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board;

(iii) The approval by the stockholders of the Company of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a "Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (a "Parent Company")) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or

(iv) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s conviction (including a plea of guilty or nolo contendere) of a crime involving theft, fraud, dishonesty or moral turpitude;

(ii) material violation by Executive of the Company’s Code of Conduct or other material policies;

(iii) gross omission or gross dereliction of any statutory, common law or other duty of loyalty to the Company or any of its affiliates; or

(iv) Executive’s willful and continued failure to perform his duties hereunder (other than such failure resulting from the Executive’s incapacity due to physical or mental illness or after the issuance of a notice of termination by the Executive for Good Reason) within ten (10) business days after the Company delivers to him a written demand for performance that specifically identifies the actions to be performed provided that such written demand is not unlawful or in violation of Executive’s fiduciary duties to the Company.

For purposes of this Section 11, no act or failure to act by the Executive shall be considered a “gross omission”, “gross dereliction” or “willful” if such act is done by the Executive in the good faith belief that such act is or was to be beneficial to the Company or such failure to act is due to the Executive’s good faith belief that such action would be materially harmful to the Company.

Executive shall not be deemed to have been terminated for “Cause” unless there shall have been delivered to him written notice, not less than ten (10) business days prior to the proposed termination date, specifying the basis for such termination; provided, however, that if clause (iv) above is the basis for such termination, then such termination shall be effective on the date such written notice is delivered to Executive.

For purposes of this Agreement, Good Reason shall mean any one of the following events which occurs without Executive’s written consent: (i) any significant diminution in Executive’s title, authority or responsibility; (ii) any significant reduction in Executive’s then current total compensation from that compensation paid by the Company in the prior fiscal year; (iii) a change of more than fifty (50) miles Executive's permanent workplace without Executive's consent, or (iv) any material breach of this Agreement by the Company. Executive shall not be deemed to have terminated this Agreement for “Good Reason” unless he shall have delivered to the Company written notice, not less than ten (10) business days prior to the proposed termination date, specifying the basis for such termination.

12. Parachute Payments. If any cash compensation payment, employee benefits or acceleration of vesting of stock options or other stock awards Executive would receive in connection with a Change in Control ("Payment") would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order: reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of stock awards. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards unless Executive elects in writing a different order for cancellation. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment arises (if requested at that time by the Company or Executive) or at such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determination of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

13. Release. Notwithstanding anything to the contrary contained in this Agreement, upon termination of Executive’s employment, unless Executive shall have executed and provided the Company with an effective release in a form substantially similar in all material respects to the form of Release attached hereto as Exhibit B (but subject to such changes as the Company may deem reasonably necessary in order to take into account changes in applicable law) by which Executive releases the Company from any and all claims of any kind. Executive shall not receive any severance payments or benefits provided under this Agreement.

14. Confidentiality. Executive agrees that information not generally known to the public to which he will be exposed as a result of his employment by the Company is confidential information that belongs to the Company. This includes information developed by Executive, alone or with others, or entrusted to the Company by its customers or others. The Company’s confidential information includes, without limitation, information relating to the Company’s trade secrets, research and development, inventions, know-how, software, procedures, accounting, marketing, sales, creative and marketing strategies, employee salaries and compensation, and the identities of customers and active prospects to the extent not publicly disclosed (collectively, "Confidential Information"). Executive will hold the Company’s Confidential Information in strict confidence, and not disclose or use it during the No Disclosure Term (as defined below), except as authorized by the Company and for the Company’s benefit.

For purposes of this Agreement, “No Disclosure Term” shall mean during the time period Executive is employed by the Company and for a period of two (2) years after Executive’s employment is terminated.

Executive further acknowledges and agrees that in order to enable the Company to perform services for its customers or clients, such customers or clients may furnish to the Company certain Confidential Information, that the goodwill afforded to the Company depends upon the Company and its employees preserving the confidentiality of such information, and that such information shall be treated as Confidential Information of the Company for all purposes under this Agreement subject to the No Disclosure Term.

Executive agrees that if Executive breaches Section 14 of this Agreement: (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company, and (iii) if the Company seeks injunctive relief to enforce this Agreement, Executive will waive and will not (a) assert any defense that the Company has an adequate remedy at law with respect to the breach, (b) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (c) require the Company to post a bond or any other security.

15. No Restrictions. Executive represents to the Company that he has not executed or is not bound by any non-competition covenant or non-solicitation covenant or any other undertaking similar to either of the foregoing that would prevent him from performing the duties and responsibilities of the position set forth in Section 1 of this Agreement.

16. General Provisions. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors, administrators, except that Executive may not assign any of his duties hereunder and Executive may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

This Agreement, together with the Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between the Parties with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations.

This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision in this Agreement is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

Executive agrees that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. Executive consents to the personal jurisdiction of the state and/or federal courts located in Georgia. Executive waives (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

A failure of Executive or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

The Company shall reimburse Executive for the legal fees and expenses incurred by Executive in connection with the review and negotiation of this Agreement up to $5,000.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

INTERNAP NETWORK SERVICES CORPORATION	VINCENT MOLINARO

By: /s/ James P. DeBlasio	/s/ Vincent Molinaro
Name: James P. DeBlasio	Vincent Molinaro
Title: President & CEO